Exhibit (a)(5)(E)

UNITED STATES DISTRICT COURT

DISTRICT OF DELAWARE

ERIC SABATINI, Individually and On Behalf	)
of All Others Similarly Situated,	)
)
Plaintiff,	)	Case No.
)
v.	)	JURY TRIAL DEMANDED
)
AKCEA THERAPEUTICS, INC., B. LYNNE	)	CLASS ACTION
PARSHALL, ELAINE HOCHBERG,	)
JOSEPH KLEIN, III, DAMIEN MCDEVITT,	)
AMBER SALZMAN, SANDFORD D.	)
SMITH, MICHAEL J. YANG, BARBARA	)
YANNI, IONIS PHARMACEUTICALS,	)
INC., and AVALANCHE MERGER SUB,	)
INC.,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on August 31, 2020 (the “Proposed Transaction”), pursuant to which Akcea Therapeutics, Inc. (“Akcea” or the “Company”) will be acquired by Ionis Pharmaceuticals, Inc. (“Parent”) and Avalanche Merger Sub, Inc. (“Merger Sub,” and together with Parent, “Ionis”). Parent currently owns approximately 76% of the issued and outstanding shares of Akcea common stock.

2. On August 30, 2020, Akcea’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Ionis. Pursuant to the terms of the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to purchase all of Akcea’s outstanding common stock not already owned by Parent for $18.15 in cash per share. The Tender Offer is set to expire on October 9, 2020.

3. On September 14, 2020, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Akcea common stock.

9. Defendant Akcea is a Delaware corporation and maintains its principal executive offices at 22 Boston Wharf Road, 9th Floor, Boston, Massachusetts 02210. Akcea’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “AKCA.”

10. Defendant B. Lynne Parshall (“Parshall”) is Chairman of the Board of the Company. Parshall also serves as a director of Parent and previously served as Chief Operating Officer of Parent.

11. Defendant Elaine Hochberg is a director of the Company.

12. Defendant Joseph Klein, III (“Klein”) is a director of the Company. Klein also serves as a director of Parent.

13. Defendant Damien McDevitt (“McDevitt”) is Chief Executive Officer and a director of the Company. McDevitt previously served as Chief Business Officer of Parent.

14. Defendant Amber Salzman is a director of the Company.

15. Defendant Sandford D. Smith is a director of the Company.

16. Defendant Michael J. Yang is a director of the Company.

17. Defendant Barbara Yanni is a director of the Company.

18. The defendants identified in paragraphs 10 through 17 are collectively referred to herein as the “Individual Defendants.”

19. Defendant Parent is a Delaware corporation and a party to the Merger Agreement.

20. Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

CLASS ACTION ALLEGATIONS

21. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of Akcea (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

22. This action is properly maintainable as a class action.

23. The Class is so numerous that joinder of all members is impracticable. As of August 27, 2020, there were approximately 101,615,491 shares of Akcea common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

24. Questions of law and fact are common to the Class, including, among others, whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues.

25. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

26. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

27. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

28. Akcea is a biopharmaceutical company focused on developing and commercializing medicines to treat patients with serious and rare diseases.

29. The Company is commercializing TEGSEDI® (inotersen) and WAYLIVRA® (volanesorsen), as well as advancing a mature pipeline of novel medicines, including AKCEA-APO(a)-LRx, vupanorsen (AKCEA-ANGPTL3-LRx), AKCEA-APOCIII-LRx, and AKCEA-TTR-LRx, with the potential to treat multiple diseases.

30. TEGSEDI is approved in the U.S., E.U., Canada and Brazil, and WAYLIVRA is approved in the E.U.

31. On August 30, 2020, Akcea’s Board caused the Company to enter into the Merger Agreement with Ionis.

32. Pursuant to the terms of the Merger Agreement, Merger Sub commenced the Tender Offer to acquire all of Akcea’s outstanding common stock not already owned by Parent for $18.15 in cash per share. Parent currently owns approximately 76% of the issued and outstanding common shares of Akcea.

33. According to the press release announcing the Proposed Transaction:

Ionis Pharmaceuticals, Inc. (NASDAQ: IONS) and its affiliate Akcea Therapeutics, Inc. (NASDAQ: AKCA) today announced that they have entered into a definitive agreement under which Ionis will acquire all of the outstanding shares of Akcea common stock it does not already own, approximately 24%, for $18.15 per share in cash. This corresponds to a total transaction value of approximately $500 million on a fully diluted basis. The transaction has been approved by the Ionis and Akcea Boards of Directors, and by the independent Affiliate Transactions Committee of Akcea’s Board of Directors. Akcea’s Board of Directors has recommended to shareholders of Akcea that they tender their shares into the tender offer. . . .

TERMS OF THE AGREEMENT

Under the terms of the agreement, Ionis will commence a tender offer for all outstanding shares of Akcea common stock not already owned by Ionis at a price of $18.15 per share in cash. The closing of the tender offer will be subject to a majority of Akcea’s shares not already owned by Ionis, its affiliates or their respective directors and executive officers being tendered in the tender offer.

Promptly following the completion of the tender offer, Ionis will acquire all remaining shares of Akcea common stock at the same price of $18.15 per share in cash through a second-step merger. Ionis and Akcea expect to complete the transaction in the fourth quarter of 2020, subject to other customary closing conditions.

Ionis expects to fund the acquisition through existing cash resources. The transaction is not subject to any financing condition.

ADVISORS

Goldman Sachs & Co. LLC and Stifel, Nicolaus & Company, Incorporated are serving as financial advisors to Ionis, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Ionis. Cowen is serving as financial advisor to the Affiliate Transactions Committee of Akcea’s Board of Directors, and Ropes & Gray LLP is serving as legal counsel to the Affiliate Transactions Committee of Akcea’s Board of Directors.

The Solicitation Statement Omits Material Information, Rendering It False and Misleading

34. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

35. As set forth below, the Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading.

36. The Solicitation Statement fails to disclose the Board’s basis for deciding to “explore alternative business strategies for the Company and engag[ing] Cowen and Company, LLC (“Cowen”) as its exclusive financial advisor” in April 2019.

37. The Solicitation Statement fails to disclose whether the confidential disclosure agreements executed by the Company in April and May 2019 contained standstill and/or “don’t ask, don’t waive” provisions.

38. The Solicitation Statement fails to disclose the reasons the Affiliate Transactions Committee did not retain an alternative, independent financial advisor, in light of the fact that Cowen was previously engaged by the Individual Defendants in April 2019.

39. The Solicitation Statement fails to disclose the terms of ClearView Healthcare Partners’ (“ClearView”) engagement, including: (i) the amount of compensation ClearView has received or will receive in connection with its engagement; (ii) the amount of ClearView’s compensation that is contingent upon the consummation of the Proposed Transaction; (iii) whether ClearView has performed past services for any parties to the Merger Agreement or their affiliates; (iv) the timing and nature of such services; and (v) the amount of compensation received by ClearView for providing such services.

40. The Solicitation Statement fails to disclose who determined the amount of compensation that the members of the Affiliate Transactions Committee would receive, and how such determination was made.

41. The omission of the above-referenced material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: The Solicitation or Recommendation.

42. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

43. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

44. Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

45. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

46. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

47. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

48. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

49. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

50. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

51. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

52. Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm.

53. Plaintiff and the Class have no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

54. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

55. Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

56. Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

57. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

58. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

59. The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

60. Plaintiff and the Class have no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act

Against the Individual Defendants and Ionis)

61. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

62. The Individual Defendants and Ionis acted as controlling persons of Akcea within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as directors of Akcea and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

63. Each of the Individual Defendants and Ionis was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

64. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

65. Ionis also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

66. By virtue of the foregoing, the Individual Defendants and Ionis violated Section 20(a) of the 1934 Act.

67. As set forth above, the Individual Defendants and Ionis had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

68. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm.

69. Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: September 23, 2020		RIGRODSKY & LONG, P.A.

	By:	/s/ Gina M. Serra
Seth D. Rigrodsky (#3147)
Brian D. Long (#4347)
Gina M. Serra (#5387)
OF COUNSEL:		300 Delaware Avenue, Suite 210
Wilmington, DE 19801
RM LAW, P.C.		Telephone: (302) 295-5310
Richard A. Maniskas		Facsimile: (302) 654-7530
1055 Westlakes Drive, Suite 300		Email: sdr@rl-legal.com
Berwyn, PA 19312		Email: bdl@rl-legal.com
Telephone: (484) 324-6800		Email: gms@rl-legal.com
Facsimile: (484) 631-1305
Email: rm@maniskas.com		Attorneys for Plaintiff

CERTIFICATION OF PLAINTIFF

I, Eric Sabainti (“Plaintiff”), hereby declare as to the claims asserted under the federal securities laws that:

1. Plaintiff has reviewed the complaint and authorizes its filing.

2. Plaintiff did not purchase the security that is the subject of this action at the direction of Plaintiff’s counsel or in order to participate in any private action.

3. Plaintiff is willing to serve as a representative party on behalf of the class, either individually or as part of a group, and I will testify at deposition or trial, if necessary. I understand that this is not a claim form and that I do not need to execute this Certification to share in any recovery as a member of the class.

4. Plaintiff’s purchase and sale transactions in the Akcea Therapeutics, Inc. (NASDAQ GS: AKCA) security that is the subject of this action during the class period is/are as follows:

PURCHASES
Buy Date	Shares	Price per Share
8/12/20	54	$11.68

SALES
Sell Date	Shares	Price per Share

Please list additional transactions on separate sheet of paper, if necessary.

5. Plaintiff has complete authority to bring a suit to recover for investment losses on behalf of purchasers of the subject securities described herein (including Plaintiff, any co-owners, any corporations or other entities, and/or any beneficial owners).

6. During the three years prior to the date of this Certification, Plaintiff has not moved to serve as a representative party for a class in an action filed under the federal securities laws.

7. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond Plaintiff’s pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the Court.

I declare under penalty of perjury that the foregoing is true and correct.

Executed this 17th day of September, 2020.

Eric Sabatini

JS 44 (Rev. 06/17)

CIVIL COVER SHEET

I. (a) PLAINTIFFS
ERIC SABATINI

County of Residence of First Listed Defendant Suffolk County, MA
(IN U.S. PLAINTIFF CASES ONLY)
NOTE: IN LAND CONDEMNATION CASES, USE THE LOCATION OF THE TRACT OF LAND INVOLVED.

(c) Attorneys *(Firm Name, Address, and Telephone Number)*
Gina M. Serra, RIGRODSKY & LONG, P.A.
300 Delaware Avenue, Suite 210, Wilmington, DE 19801
(302) 295-5310

Attorneys *(If Known)*

- ☐ 1 U.S. Government Plaintiff
- ☒ 3 Federal Question *(U.S. Government Not a Party)*
- ☐ 2 U.S. Government Defendant
- ☐ 4 Diversity *(Indicate Citizenship of Parties in Item III)*

III. CITIZENSHIP OF PRINCIPAL PARTIES *(Place an "X" in One Box for Plaintiff and One Box for Defendant)* *(For Diversity Cases Only)*

	PTF	DEF		PTF	DEF
Citizen of This State	1	1	Incorporated *or* Principal Place of Business In This State	4	4
Citizen of Another State	2	2	Incorporated *and* Principal Place of Business In Another State	5	5
Citizen or Subject of a Foreign Country	3	3	Foreign Nation	6	6

TORTS

PRISONER PETITIONS

IMMIGRATION
- ☐ 462 Naturalization Application
- ☐ 465 Other Immigration Actions

V. ORIGIN *(Place an "X" in One Box Only)*

- ☒ 1 Original Proceeding
- ☐ 2 Removed from State Court
- ☐ 3 Remanded from Appellate Court
- ☐ 4 Reinstated or Reopened
- ☐ 5 Transferred from Another District *(specify)*
- ☐ 6 Multidistrict Litigation - Transfer
- ☐ 8 Multidistrict Litigation - Direct File

VI. CAUSE OF ACTION
Cite the U.S. Civil Statute under which you are filing *(Do not cite jurisdictional statutes unless diversity)*:
15 U.S.C. §§ 78n(d), 78n(e), 78t(a), and 17 C.F.R. 240.14d-9
Brief description of cause:
Violation of Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9

VIII. RELATED CASE(S) IF ANY *(See instructions):*
JUDGE
DOCKET NUMBER

DATE
09/23/2020

SIGNATURE OF ATTORNEY OF RECORD
/s/ Gina M. Serra

FOR OFFICE USE ONLY

RECEIPT # AMOUNT APPLYING IFP JUDGE MAG. JUDGE

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CIVIL Document COVER 1-2 Filed SHEET 09/23/20 provided The JS 44 by civil local cover rules sheet of court and .the This information form, approved contained by the herein Judicial neither Conference replace nor of the supplement United States the filing in September and service 1974, of pleadings is required or for other the papers use of as the required Clerk of by Court law, for except the as purpose of initiating the civil docket sheet. (SEE INSTRUCTIONS ON NEXT PAGE OF THIS FORM.) (b) County of Residence of First Listed Plaintiff (EXCEPT IN U.S. PLAINTIFF CASES) (c) Attorneys (Firm Name, Address, and Telephone Number) DEFENDANTS County of Residence of First Listed Defendant (IN U.S. PLAINTIFF CASES ONLY) NOTE: THE IN LAND TRACT CONDEMNATION OF LAND INVOLVED CASES, . USE THE LOCATION OF Attorneys (If Known) II. BASIS OF JURISDICTION (Place an “X” in One Box Only) ’ 1 U.S. Government ’ 3 Federal Question Plaintiff (U.S. Government Not a Party) ’ 2 U.S. Government ’ 4 Diversity Defendant (Indicate Citizenship of Parties in Item III) III. CITIZENSHIP OF PRINCIPAL PARTIES (Place an “X” in One Box for Plaintiff (For Diversity Cases Only) and One Box for Defendant) PTF DEF PTF DEF Citizen of This State ’ 1 ’ 1 Incorporated or Principal Place ’ 4 ’ 4 of Business In This State Citizen of Another State ’ 2 ’ 2 Incorporated and Principal Place ’ 5 ’ 5 of Business In Another State Citizen or Subject of a ’ 3 ’ 3 Foreign Nation ’ 6 ’ 6 Foreign Country IV. NATURE OF SUIT (Place an “X” in One Box Only) Click here for: Nature of Suit Code Descriptions. ’ 110 Insurance ’ 120 Marine ’ 130 Miller Act ’ 140 Negotiable Instrument ’ 150 Recovery of Overpayment & Enforcement of Judgment ’ 151 Medicare Act ’ 152 Recovery of Defaulted Student Loans (Excludes Veterans) ’ 153 Recovery of Overpayment of Veteran’s Benefits ’ 160 Stockholders’ Suits ’ 190 Other Contract ’ 195 Contract Product Liability ’ 196 Franchise REAL PROPERTY ’ 210 Land Condemnation ’ 220 Foreclosure ’ 230 Rent Lease & Ejectment ’ 240 Torts to Land ’ 245 Tort Product Liability ’ 290 All Other Real Property PERSONAL INJURY 310 Airplane 315 Airplane Product Liability 320 Assault, Libel & Slander 330 Federal Employers’ Liability 340 Marine 345 Marine Product Liability 350 Motor Vehicle 355 Motor Vehicle Product Liability 360 Other Personal Injury 362 Personal Injury—Medical Malpractice CIVIL RIGHTS 440 Other Civil Rights 441 Voting 442 Employment 443 Housing/ Accommodations 445 Amer. w/Disabilities—Employment 446 Amer. w/Disabilities—Other 448 Education Box Only) PERSONAL INJURY 365 Personal Injury - Product Liability 367 Health Care/ Pharmaceutical Personal Injury Product Liability 368 Asbestos Personal Injury Product Liability PERSONAL PROPERTY 370 Other Fraud 371 Truth in Lending 380 Other Personal Property Damage 385 Property Damage Product Liability PRISONER PETITIONS Habeas Corpus: 463 Alien Detainee 510 Motions to Vacate Sentence 530 General 535 Death Penalty Other: 540 Mandamus & Other 550 Civil Rights 555 Prison Condition 560 Civil Detainee—Conditions of Confinement ’ 625 Drug Related Seizure of Property 21 USC 881 ’ 690 Other LABOR ’ 710 Fair Labor Standards Act ’ 720 Labor/Management Relations ’ 740 Railway Labor Act ’ 751 Family and Medical Leave Act ’ 790 Other Labor Litigation ’ 791 Employee Retirement Income Security Act IMMIGRATION ’ 462 Naturalization Application ’ 465 Other Immigration Actions ’ 422 Appeal 28 USC 158 ’ 423 Withdrawal 28 USC 157 PROPERTY RIGHTS ’ 820 Copyrights ’ 830 Patent ’ 835 Patent—Abbreviated New Drug Application ’ 840 Trademark SOCIAL SECURITY ’ 861 HIA (1395ff) ’ 862 Black Lung (923) ’ 863 DIWC/DIWW (405(g)) ’ 864 SSID Title XVI ’ 865 RSI (405(g)) FEDERAL TAX SUITS ’ 870 Taxes (U.S. Plaintiff or Defendant) ’ 871 IRS—Third Party 26 USC 7609 OTHER STATUTES 375 False Claims Act 376 Qui Tam (31 USC 3729(a)) 400 State Reapportionment 410 Antitrust 430 Banks and Banking 450 Commerce 460 Deportation 470 Racketeer Influenced and Corrupt Organizations 480 Consumer Credit 490 Cable/Sat TV 850 Securities/Commodities/ Exchange 890 Other Statutory Actions 891 Agricultural Acts 893 Environmental Matters 895 Freedom of Information Act 896 Arbitration 899 Administrative Procedure Act/Review or Appeal of Agency Decision 950 Constitutionality of State Statutes V. ORIGIN (Place an “X” in One Box Only) ’ 1 Original Proceeding ’ 2 State Removed Court from ’ 3 Appellate Remanded Court from ’ 4 Reopened Reinstated or ’ 5 Transferred from ’ 6 Multidistrict Litigation—’ 8 Litigation Multidistrict — Another District (specify) Transfer Direct File (Do not cite jurisdictional statutes unless diversity) VI. CAUSE OF ACTION Brief description of cause: VII. REQUESTED IN ’ CHECK IF THIS IS A CLASS ACTION DEMAND $ CHECK YES only if demanded in complaint: COMPLAINT: UNDER RULE 23, F.R.Cv.P. JURY DEMAND: ’ Yes ’No VIII. RELATED CASE(S) (See instructions): IF ANY JUDGE DOCKET NUMBER DATE SIGNATURE OF ATTORNEY OF RECORD

JS 44 Reverse (Rev. 06/17)

INSTRUCTIONS FOR ATTORNEYS COMPLETING CIVIL COVER SHEET FORM JS 44

Authority For Civil Cover Sheet

The JS 44 civil cover sheet and the information contained herein neither replaces nor supplements the filings and service of pleading or other papers as required by law, except as provided by local rules of court. This form, approved by the Judicial Conference of the United States in September 1974, is required for the use of the Clerk of Court for the purpose of initiating the civil docket sheet. Consequently, a civil cover sheet is submitted to the Clerk of Court for each civil complaint filed. The attorney filing a case should complete the form as follows:

I.(a)

Plaintiffs-Defendants. Enter names (last, first, middle initial) of plaintiff and defendant. If the plaintiff or defendant is a government agency, use only the full name or standard abbreviations. If the plaintiff or defendant is an official within a government agency, identify first the agency and then the official, giving both name and title.

(b)

County of Residence. For each civil case filed, except U.S. plaintiff cases, enter the name of the county where the first listed plaintiff resides at the time of filing. In U.S. plaintiff cases, enter the name of the county in which the first listed defendant resides at the time of filing. (NOTE: In land condemnation cases, the county of residence of the “defendant” is the location of the tract of land involved.)

(c)	Attorneys. Enter the firm name, address, telephone number, and attorney of record. If there are several attorneys, list them on an attachment, noting in this section “(see attachment)”.

II.

Jurisdiction. The basis of jurisdiction is set forth under Rule 8(a), F.R.Cv.P., which requires that jurisdictions be shown in pleadings. Place an “X” in one of the boxes. If there is more than one basis of jurisdiction, precedence is given in the order shown below.

United States plaintiff. (1) Jurisdiction based on 28 U.S.C. 1345 and 1348. Suits by agencies and officers of the United States are included here. United States defendant. (2) When the plaintiff is suing the United States, its officers or agencies, place an “X” in this box.

Federal question. (3) This refers to suits under 28 U.S.C. 1331, where jurisdiction arises under the Constitution of the United States, an amendment to the Constitution, an act of Congress or a treaty of the United States. In cases where the U.S. is a party, the U.S. plaintiff or defendant code takes precedence, and box 1 or 2 should be marked.

Diversity of citizenship. (4) This refers to suits under 28 U.S.C. 1332, where parties are citizens of different states. When Box 4 is checked, the citizenship of the different parties must be checked. (See Section III below; NOTE: federal question actions take precedence over diversity cases.)

III.	Residence (citizenship) of Principal Parties. This section of the JS 44 is to be completed if diversity of citizenship was indicated above. Mark this section for each principal party.

IV.

Nature of Suit. Place an “X” in the appropriate box. If there are multiple nature of suit codes associated with the case, pick the nature of suit code that is most applicable. Click here for: Nature of Suit Code Descriptions.

V.	Origin. Place an “X” in one of the seven boxes.

Original Proceedings. (1) Cases which originate in the United States district courts.

Removed from State Court. (2) Proceedings initiated in state courts may be removed to the district courts under Title 28 U.S.C., Section 1441. When the petition for removal is granted, check this box.

Remanded from Appellate Court. (3) Check this box for cases remanded to the district court for further action. Use the date of remand as the filing date.

Reinstated or Reopened. (4) Check this box for cases reinstated or reopened in the district court. Use the reopening date as the filing date. Transferred from Another District. (5) For cases transferred under Title 28 U.S.C. Section 1404(a). Do not use this for within district transfers or multidistrict litigation transfers.

Multidistrict Litigation – Transfer. (6) Check this box when a multidistrict case is transferred into the district under authority of Title 28 U.S.C. Section 1407.

Multidistrict Litigation – Direct File. (8) Check this box when a multidistrict case is filed in the same district as the Master MDL docket.

PLEASE NOTE THAT THERE IS NOT AN ORIGIN CODE 7. Origin Code 7 was used for historical records and is no longer relevant due to changes in statue.

VI.

Cause of Action. Report the civil statute directly related to the cause of action and give a brief description of the cause. Do not cite jurisdictional statutes unless diversity. Example: U.S. Civil Statute: 47 USC 553 Brief Description: Unauthorized reception of cable service

VII.

Requested in Complaint. Class Action. Place an “X” in this box if you are filing a class action under Rule 23, F.R.Cv.P. Demand. In this space enter the actual dollar amount being demanded or indicate other demand, such as a preliminary injunction.

Jury Demand. Check the appropriate box to indicate whether or not a jury is being demanded.

VIII.

Related Cases. This section of the JS 44 is used to reference related pending cases, if any. If there are related pending cases, insert the docket numbers and the corresponding judge names for such cases.

Date and Attorney Signature. Date and sign the civil cover sheet.